Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

OLD NATIONAL BANCORP

and

ANCHOR BANCORP WISCONSIN INC.

Dated as of January 11, 2016

TABLE OF CONTENTS

Article I

THE MERGER

1.1	The Merger; Effective Time	1
1.2	Closing	2
1.3	Effect of the Merger	2
1.4	Old National Common Stock	2
1.5	Conversion of Anchor Common Stock	2
1.6	Treatment of Anchor Restricted Stock Awards	4
1.7	Articles of Incorporation	5
1.8	Bylaws	5
1.9	Directors and Officers	5
1.10	Tax Consequences	5
1.11	Bank Merger	5
1.12	Reservation of Right to Revise Structure	5

Article II

EXCHANGE OF SHARES

2.1	Proration	6
2.2	Election Procedures	7
2.3	Appraisal Rights	9
2.4	Old National to Make Merger Consideration Available	9
2.5	Exchange of Shares	9

Article III

REPRESENTATIONS AND WARRANTIES OF ANCHOR

3.1	Corporate Organization	12
3.2	Capitalization	13
3.3	Authority; No Violation	14
3.4	Consents and Approvals	15
3.5	Reports	16
3.6	Financial Statements	17
3.7	Broker’s Fees	18
3.8	Absence of Certain Changes or Events	18
3.9	Legal Proceedings	18
3.10	Taxes and Tax Returns	19
3.11	Employees	20

3.12	Compliance with Applicable Law	23
3.13	Certain Contracts	24
3.14	Anchor Regulatory Matters	25
3.15	Risk Management Instruments	26
3.16	Environmental Matters	26
3.17	Investment Securities and Commodities	26
3.18	Real Property	27
3.19	Intellectual Property	27
3.20	Related Party Transactions	28
3.21	State Takeover Laws	28
3.22	Reorganization	28
3.23	Opinion	28
3.24	Anchor Information	29
3.25	Loan Portfolio	29
3.26	Insurance	30
3.27	No Other Representations or Warranties	30

Article IV

REPRESENTATIONS AND WARRANTIES OF OLD NATIONAL

4.1	Corporate Organization	31
4.2	Capitalization	31
4.3	Authority; No Violation	33
4.4	Consents and Approvals	34
4.5	Reports	34
4.6	Financial Statements	35
4.7	Broker’s Fees	36
4.8	Absence of Certain Changes or Events	37
4.9	Legal Proceedings	37
4.10	Taxes and Tax Returns	37
4.11	Compliance with Applicable Law	38
4.12	Certain Contracts	39
4.13	Old National Regulatory Matters	39
4.14	Information Technology	41
4.15	Related Party Transactions	41
4.16	Reorganization	41
4.17	Risk Management Instruments	41
4.18	Old National Information	41
4.19	Financing	42
4.20	No Other Representations or Warranties	42

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business Prior to the Effective Time	42

5.2	Anchor Forbearances	42
5.3	Old National Forbearances	46
5.4	Tax-free Reorganization	47

Article VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	47
6.2	Securityholder Litigation	49
6.3	Access to Information	49
6.4	Anchor Shareholder Approval	50
6.5	Legal Conditions to Merger	51
6.6	Stock Exchange Listing	51
6.7	Employee Benefit Plans	52
6.8	Indemnification; Directors’ and Officers’ Insurance	55
6.9	Advice of Changes	56
6.10	Acquisition Proposals	56
6.11	Public Announcements	57
6.12	Takeover Statutes	57
6.13	Exemption from Liability Under Section 16(b)	58
6.14	Environmental	58

Article VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	59
7.2	Conditions to Obligations of Old National	59
7.3	Conditions to Obligations of Anchor	61

Article VIII

TERMINATION

8.1	Termination	62
8.2	Effect of Termination	64

Article IX

GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	66
9.2	Amendment	66
9.3	Extension; Waiver	66
9.4	Expenses	66
9.5	Notices	67
9.6	Interpretation	68

9.7	Counterparts	68
9.8	Entire Agreement	68
9.9	Governing Law; Jurisdiction	69
9.10	Waiver of Jury Trial	69
9.11	Assignment; Third Party Beneficiaries	69
9.12	Specific Performance	70
9.13	Severability	70
9.14	Delivery by Facsimile or Electronic Transmission	70

Exhibit A	Form of Director Voting Agreements

v

INDEX OF DEFINED TERMS

Acquisition Proposal	57
Adjusted Purchase Price	4
affiliate	68
Agreement	1
Anchor	1
Anchor Benefit Plans	20
Anchor Bylaws	13
Anchor Certificate	13
Anchor Common Stock	2
Anchor Consolidated Shareholders’ Equity	60
Anchor Contract	24
Anchor Disclosure Schedule	12
Anchor ERISA Affiliate	20
Anchor Indemnified Parties	55
Anchor Insiders	58
Anchor Leased Properties	27
Anchor Meeting	50
Anchor Owned Properties	27
Anchor Qualified Plans	21
Anchor Real Property	27
Anchor Restricted Stock Award	4
Anchor SEC Reports	16
Anchor Stock Plan	5
Anchor Subsidiary	13
AnchorBank	1
Articles of Merger	2
Bank 401(k) Plan	52
Bank Merger	1
Bank Merger Agreement	5
Bank Merger Certificates	5
business day	68
Capitalization Date	13
Cash Consideration	2
Cash Conversion Number	6
Cash Election	2
Cash Election Number	6
Cash Election Shares	2
Cash Portion	10
Chosen Courts	69
Closing	2
Closing Date	2
Code	1
Confidentiality Agreement	50
Continuing Employee	52

Delaware Secretary	2
Determination Date	64
DGCL	1
Dissenting Shareholder	9
Dissenting Shares	9
dollars	68
Effective Time	2
Election	7
Election Deadline	8
Election Period	8
Enforceability Exceptions	15
Environmental Costs	58
Environmental Laws	26
ERISA	20
Exception Shares	2
Exchange Act	16
Exchange Ratio	3
Extension Period	62
FDIC	16
Federal Reserve Board	16
FHLB	44
Final Index Price	64
First Certificate of Merger	1
Form of Election	7
GAAP	12
Governmental Entity	16
HOLA	25
Holder	7
HSR Act	16
IBCL	1
Index	64
Index Old National Market Value	64
Index Ratio	64
Indiana Secretary	2
Initial Index Price	64
Intellectual Property	28
IRS	21
knowledge	68
Liens	14
Loans	29
made available	68
Material Adverse Effect	12
Materially Burdensome Regulatory Condition	48
Merger	1

Merger Consideration	3
Multiemployer Plan	22
Multiple Employer Plan	22
New Certificates	3
Non-Election Shares	3
OCC	16
Old Certificate	3
Old National	1
Old National Articles	31
Old National Bank	1
Old National Bylaws	31
Old National Common Stock	2
Old National Contract	39
Old National Disclosure Schedule	30
Old National Equity Awards	32
Old National Expenses	65
Old National KSOP	52
Old National Market Value	64
Old National Restricted Stock Award	31
Old National Restricted Stock Unit Award	32
Old National SEC Reports	34
Old National Stock Options	32
Old National Stock Plans	32
Old National Subsidiary	31
PBGC	22
Per Share Cash Consideration	3
Permitted Encumbrances	27
person	68

Premium Cap	55
Proxy Statement	15
Regulatory Agencies	16
Representatives	56
Requisite Anchor Vote	15
Requisite Regulatory Approvals	59
S-4	15
Sarbanes-Oxley Act	17
SEC	15
Securities Act	16
Separated Employees	53
Shortfall Number	7
SRO	16
Stock Consideration	2
Stock Election	2
Stock Election Shares	2
Stock Exchange	16
Stock Purchase Price	4
Subsidiary	13
Surviving Corporation	1
Takeover Statutes	28
Tax	20
Tax Return	20
Taxes	20
Terminated Benefit Plan	53
Termination Date	62
Termination Fee	65
Transaction Litigation	49

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 11, 2016 (this “Agreement”), by and between Old National Bancorp, an Indiana corporation (“Old National”), and Anchor BanCorp Wisconsin Inc., a Delaware corporation (“Anchor”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Old National and Anchor have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which (i) Anchor will merge with and into Old National (the “Merger”), with Old National being the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) and (ii) effective simultaneously with the consummation of the Merger, AnchorBank, fsb (“AnchorBank”), a federal savings association and a wholly-owned Subsidiary of Anchor, will merge (the “Bank Merger”) with and into Old National Bank (“Old National Bank”), a national banking association and a wholly-owned Subsidiary of Old National; and

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury regulation section 1.368-2(g); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

WHEREAS, all members of the Board of Directors of Anchor have agreed to execute and deliver to Old National a voting agreement substantially in the form attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger; Effective Time. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Indiana Business Corporation Law (the “IBCL”), Anchor shall merge with and into Old National. Old National shall be the surviving corporation in the Merger, and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the IBCL. Upon consummation of the Merger, the separate corporate existence of Anchor shall terminate. On or before the Closing Date, Old National and Anchor, respectively, shall cause to be filed a certificate of merger (the “Certificate of Merger”) with the

Secretary of State of the State of Delaware (the “Delaware Secretary”) and articles of merger (the “Articles of Merger”) with the Indiana Secretary of State (“Indiana Secretary”). The Merger shall become effective as of the date and time specified in the Certificate of Merger and Articles of Merger (such date and time, the “Effective Time”).

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time, at the offices of Krieg DeVault LLP, on a date which is the first business day of the month immediately following the month in which the satisfaction or waiver (subject to applicable law) of the latest of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) shall have occurred, unless another date, time or place is agreed to in writing by Old National and Anchor. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3 Effect of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL and the IBCL.

1.4 Old National Common Stock. At and after the Effective Time, each share of common stock, no par value per share, of Old National (the “Old National Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

1.5 Conversion of Anchor Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Old National, Anchor or the holder of any of the following securities:

(a) Subject to Sections 2.1, 2.2, 2.3 and 2.5(f), each share of the common stock, par value $0.01 per share, of Anchor (the “Anchor Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of Anchor Common Stock owned by Anchor as treasury stock or owned by Anchor or Old National (in each case other than shares of Anchor Common Stock held in any Anchor Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted (collectively, the “Exception Shares”)) and Dissenting Shares, shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive the following, without interest:

(i) For each share of Anchor Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “Cash Election Shares”), an amount in cash equal to the Per Share Cash Consideration (the “Cash Consideration”);

(ii) For each share of Anchor Common Stock with respect to which an election to receive Old National Common Stock (a “Stock Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “Stock Election Shares”), a number of validly issued, fully paid and nonassessable shares of Old National Common Stock equal to the Exchange Ratio (the “Stock Consideration”);

it being understood that upon the Effective Time, pursuant to Section 1.4, the Old National Common Stock, including the shares issued to former holders of Anchor Common Stock as Merger Consideration, shall be the common stock of the Surviving Corporation; and

(iii) For each share of Anchor Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “Non-Election Shares”), the right to receive such Stock Consideration or Cash Consideration as is determined in accordance with Section 2.1.

(b) For purposes of this Agreement, the following terms shall have the following meanings:

(i) The “Exchange Ratio” means 3.5505.

(ii) The “Per Share Cash Consideration” means $48.50.

(iii) The “Merger Consideration” means the Cash Consideration and/or Stock Consideration described in Section 1.5(a), as applicable.

(c) All of the shares of Anchor Common Stock converted into the right to receive the applicable Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Anchor Common Stock) previously representing any such shares of Anchor Common Stock shall thereafter represent only the right to receive (i) the Cash Consideration and/or the Stock Consideration in accordance with, and subject to, Sections 1.5(a), 2.1 and 2.2 and (ii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.5(c). Old Certificates previously representing shares of Anchor Common Stock shall be exchanged for evidence of shares in book entry form (including fractional shares) (collectively referred to herein as “New Certificates”), representing the Stock Consideration (together with any dividends or distributions with respect thereto) or the Cash Consideration, as applicable, upon the surrender of such Old Certificates in accordance with Section 2.5, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Old National Common Stock or Anchor Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Anchor Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Anchor Common Stock that are owned by Anchor or Old National (in each case other than the Exception Shares) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

(e) If the Environmental Costs are greater than $5,000,000, then the Exchange Ratio shall be decreased to a quotient determined by dividing the Adjusted Purchase Price by the total number of shares of Anchor Common Stock outstanding at the Effective Time (including all Anchor Restricted Stock Awards), and further dividing that number by Initial Old National Market Value.

As used in this Agreement, the following terms shall have the meanings indicated below:

(i) The “Adjusted Purchase Price” shall be equal to (x) the Stock Purchase Price less (y) the Environmental Costs.

(ii) The “Stock Purchase Price” shall be equal to the Exchange Ratio in effect at the time of adjustment multiplied by the Initial Old National Market Value multiplied by the total number of shares of Anchor Common Stock outstanding as of the Effective Time (including all Anchor Restricted Stock Awards).

1.6 Treatment of Anchor Restricted Stock Awards.

(a) At the Effective Time, each award in respect of a share of Anchor Common Stock subject to vesting, repurchase or other lapse restriction granted under the Anchor Stock Plan that is outstanding immediately prior to the Effective Time (a “Anchor Restricted Stock Award”) shall be treated as follows:

(i) Each Anchor Restricted Stock Award outstanding as of the date hereof which has not previously lapsed or vested (the total amount of which shall not exceed 162,806 shares of restricted stock) shall fully vest and shall be converted into the right to receive, without interest, the Merger Consideration payable pursuant to Section 1.5 based on the holder’s election in accordance with and subject to Sections 2.1 and 2.2 and treating the shares of Anchor Common Stock subject to such Anchor Restricted Stock Award in the same manner as all other shares of Anchor Common Stock for such purposes. Old National shall pay or issue the consideration described in this Section 1.6(a) as contemplated by Section 2.5.

(ii) Each Anchor Restricted Stock Award granted after the date hereof and which has not previously lapsed or vested (the total amount of which shall not exceed a number shares of restricted stock having a market value in excess of $2,427,000 calculated as of the date of grant of such shares) shall, automatically and without any action on the part of the holder thereof, be converted into a number of restricted shares of Old National Common Stock equal to the number of shares of Anchor Common Stock subject to such Anchor Restricted Stock Award multiplied by the Exchange Ratio on the terms and conditions (including, if applicable, any continuing vesting requirements) otherwise applicable under the Anchor Stock Plan and applicable award agreement in effect immediately prior to the Effective Time, provided that no Anchor Restricted Stock Award granted after the date hereof shall become vested solely by reason of consummation of the transactions contemplated by this Agreement but may, in the discretion of Anchor, be granted pursuant to terms whereby vesting will accelerate upon a termination of the holder’s employment without “Cause” or for “Good Reason” (within the meaning of the Anchor Stock Plan as in effect on the date hereof) following the Effective Time.

(b) At or prior to the Effective Time, Anchor, the Board of Directors of Anchor and/or its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.6.

(c) For purposes of this Agreement, the “Anchor Stock Plan” means the Anchor BanCorp Wisconsin Inc. 2014 Omnibus Incentive Plan.

1.7 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Old National, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

1.8 Bylaws. At the Effective Time, the Bylaws of Old National, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

1.9 Directors and Officers. At and immediately after the Effective Time, the directors and officers of the Surviving Corporation shall consist of the directors and officers of Old National in office immediately prior to the Effective Time until their respective successor are duly elected or appointed and qualified.

1.10 Tax Consequences. For U.S. federal income Tax purposes, (a) the parties intend that (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Old National and Anchor shall each be a party to such reorganization within the meaning of Section 368(b) of the Code, and (b) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury regulation Section 1.368-2(g).

1.11 Bank Merger. Effective simultaneously with the consummation of the Merger, AnchorBank will merge with and into Old National Bank pursuant to an agreement and plan of merger to be agreed upon by Old National and Anchor, which agreement shall be in form and substance customary for mergers similar to the Bank Merger (the “Bank Merger Agreement”). Old National Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of AnchorBank shall cease. Prior to the Effective Time, Anchor shall cause AnchorBank, and Old National shall cause Old National Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) simultaneously with the consummation of the Merger.

1.12 Reservation of Right to Revise Structure. At Old National’s election delivered to Anchor in writing, the Merger may alternatively be structured so that (a) Anchor is merged with and into any other direct or indirect wholly-owned subsidiary of Old National or (b) any direct or indirect wholly-owned subsidiary of Old National is merged with and into Anchor; provided, however, that no such change shall (x) alter or change the amount or kind of the Merger Consideration or the treatment of the Anchor Common Stock or the Anchor Restricted Stock Awards, (y) prevent the parties from obtaining the opinions of counsel referred to in Sections 7.2(c) and 7.3(c) or otherwise cause the transaction to fail to qualify for the tax treatment described in Section 1.10, or (z) impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

ARTICLE II

EXCHANGE OF SHARES

2.1 Proration.

(a) Notwithstanding any other provision contained in this Agreement, the total number of shares of Anchor Common Stock (including shares subject to Anchor Restricted Stock Awards) to be entitled to receive the Cash Consideration pursuant to Section 1.5(a) shall be equal to the product (rounded up to the nearest whole share) of (i) 0.40 and (ii) the total number of shares of Anchor Common Stock issued and outstanding immediately prior to the Effective Time (including for these purposes the shares subject to Anchor Restricted Stock Awards, but excluding the shares of Anchor Common Stock to be cancelled as provided in Section 1.5(d), Exception Shares and Dissenting Shares) (the “Cash Conversion Number”). All other shares of Anchor Common Stock (including shares subject to Anchor Restricted Stock Awards, but excluding the shares of Anchor Common Stock to be cancelled as provided in Section 1.5(d), Exception Shares and Dissenting Shares) shall be converted into the right to receive the Stock Consideration.

(b) Promptly (and in any event no later than two (2) business days) after the Effective Time, Old National shall effect the allocation among holders of Anchor Common Stock and Anchor Restricted Stock Awards of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) If the aggregate number of shares of Anchor Common Stock (including shares subject to Anchor Restricted Stock Awards) with respect to which Cash Elections shall have been made (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such holder by (B) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii) If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

2.2 Election Procedures. Each holder of record of shares of Anchor Common Stock and Anchor Restricted Stock Awards to be converted into the right to receive the Cash Consideration and/or the Stock Consideration in accordance with, and subject to, Sections 1.5(a) and 2.1 (a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a) Each Holder other than holders of Dissenting Shares may specify in a request made in accordance with the provisions of this Section 2.2 (herein called an “Election”) (i) the number of shares of Anchor Common Stock owned by such Holder (or subject to such Anchor Restricted Stock Awards) with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Anchor Common Stock owned by such Holder (or subject to such Anchor Restricted Stock Awards) with respect to which such Holder desires to make a Cash Election.

(b) Old National shall prepare a form reasonably acceptable to Anchor, including appropriate and customary transmittal materials in such form as prepared by Old National and reasonably acceptable to Anchor (the “Form of Election”), so as to permit Holders to exercise their right to make an Election.

(c) Old National (i) shall initially make available and mail the Form of Election not less than thirty (30) business days prior to the anticipated Election Deadline to Holders of record as of the business day prior to such mailing date, and (ii) following such mailing date, shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder or holder of Anchor Restricted Stock Awards who requests such Form of Election prior to the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period”.

(d) Any Election shall have been made properly only if Old National shall have received, during the Election Period, a Form of Election properly completed and signed (including duly executed transmittal materials included in the Form of Election) and accompanied by any Old Certificates representing all certificated shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Old Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of Old National is located) on the date which the parties shall agree is as near as practicable to two (2) business days preceding the Closing Date. The Parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

(e) Any Holder may, at any time during the Election Period, change or revoke his or her Election by written notice to Old National prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If any Election is not properly made with respect to any shares of Anchor Common Stock or any shares subject to Anchor Restricted Stock Awards (none of Old National nor Anchor being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the shares of Anchor Common Stock, or any shares subject to Anchor Restricted Stock Awards, covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f) Any Holder may, at any time during the Election Period, revoke his or her Election by written notice received by Old National prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Old Certificates, or of the guarantee of delivery of such Old Certificates, previously deposited with Old National. All Elections shall be automatically deemed revoked upon receipt by Old National or written notification from the parties that this Agreement has been terminated in accordance with the terms hereof.

(g) Subject to the terms of this Agreement and the Form of Election, Old National, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) the method of issuance and delivery of New Certificates representing the whole number of shares of Old National Common Stock into which shares of Anchor Common Stock are converted in the Merger and (iii) the method of payment of cash for shares of Anchor Common Stock converted into the right to receive the Cash Consideration.

2.3 Appraisal Rights. Each issued and outstanding share of Anchor Common Stock the holder of which has perfected his right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. Anchor shall give Old National prompt notice upon receipt by Anchor of any such demands for payment of the fair value of such shares of Anchor Common Stock, any withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Shareholder”). Anchor shall not, except with the prior written consent of Old National, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the DGCL. Anchor shall give Old National the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its right to such payment at or prior to the Effective Time, such holder’s shares of Anchor Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time (or the Election Deadline), each share of Anchor Common Stock of such holder shall be treated as a Non-Election Share.

2.4 Old National to Make Merger Consideration Available. At or prior to the Effective Time, Old National shall reserve a sufficient number of shares of Old National Common Stock to be issued as the Stock Consideration and shall have and make available cash in an amount sufficient to allow Old National to make all payments that may be required pursuant to this Article II.

2.5 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than three (3) business days thereafter, Old National shall mail to each holder of record of one or more Old Certificates representing shares of Anchor Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the applicable Merger Consideration pursuant to Article I and that has not theretofore submitted its Old Certificates with a Form of Election, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to Old National) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Stock Consideration and/or the Cash Consideration which such holder shall have become entitled to receive in accordance with, and subject to, Sections 1.5(a), 2.1 and 2.2 as well as any dividends or distributions to be paid pursuant to Section 2.5(c). From and after the Effective Time and the completion of the allocation procedure set forth in Section 2.1, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to Old National, together with such properly completed letter of transmittal or Form of Election, as applicable, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the Stock Consideration to which such holder of Anchor Common Stock shall have become entitled to receive in accordance with, and subject to, Sections 1.5(a), 2.1 and 2.2 and/or (ii) a check representing the amount of (A) the Cash Consideration which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates in accordance with, and subject to, Sections 1.5(a), 2.1 and 2.2 and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.5(c), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Cash Consideration payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.5 and Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the applicable Merger Consideration or in respect of dividends or distributions as contemplated by this Section 2.5.

(b) Unless the properly completed Form of Election provides otherwise, for all purposes of this Section 2.5 and in accordance with Treasury Regulation Section 1.358-2(a)(2)(ii), (i) a Holder will be treated as having surrendered, in exchange for the total Cash Consideration, if any, to be paid to such Holder under Article I (with respect to a Holder, the “Cash Portion”), the number of shares of Anchor Common Stock of such Holder as to which such Holder has a right to receive Cash Consideration pursuant to Sections 1.5 and 2.1; and (ii) for purposes of clause (i), the Old Certificates surrendered by a Holder in exchange for such Holder’s Cash Portion will be deemed to be: (A) first, of those Old Certificates evidencing shares held by such Holder for more than one year before the Merger within the meaning of Section 1223 of the Code, if any, those Old Certificates with the highest federal income tax basis, in descending order until such Old Certificates are exhausted or the Cash Portion for such Holder is fully paid, then (B) of all other of such Holder’s Old Certificates, those Old Certificates with the highest federal income tax basis, in descending order until the Cash Portion for such Holder is fully paid.

(c) No dividends or other distributions declared with respect to Old National Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Stock Consideration which the shares of Anchor Common Stock represented by such Old Certificate have been converted into the right to receive.

(d) If any New Certificate representing shares of Old National Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to Old National in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Old National Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of Old National that such Tax has been paid or is not payable.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of Anchor of the shares of Anchor Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to Old National, they shall be cancelled and exchanged for the applicable Merger Consideration and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article II.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Anchor for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any former shareholders of Anchor who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration and any unpaid dividends and distributions on the Old National Common Stock deliverable in respect of each former share of Anchor Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Old National, Anchor, the Surviving Corporation or any other person shall be liable to any former holder of shares of Anchor Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Old National shall be entitled to deduct and withhold from the applicable Merger Consideration, cash dividends or distributions payable pursuant to this Section 2.5 or any other amounts otherwise payable pursuant to this Agreement to any holder of Anchor Common Stock or Anchor Restricted Stock Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Old National and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Anchor Common Stock or Anchor Restricted Stock Awards in respect of which the deduction and withholding was made by Old National.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed, the Old National will issue in exchange for such lost, stolen or destroyed Old Certificate the applicable Merger Consideration deliverable in respect thereof pursuant to this Agreement. Old National in its discretion and as a condition precedent to the payment of the Merger Consideration and any dividends or other distributions payable pursuant to this Section 2.5, may require the owner of such lost, stolen or destroyed Old Certificate to deliver a bond in such amount as Old National may reasonably direct (which amount shall be consistent with Old National’s customary procedure for Old National’s existing shareholders) as indemnity against any claim that may be made against Old National with respect to such Old Certificate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ANCHOR

Except (i) as disclosed in the disclosure schedule delivered by Anchor to Old National concurrently herewith (the “Anchor Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Anchor Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Anchor that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Anchor SEC Reports filed by Anchor since December 31, 2014, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Anchor hereby represents and warrants to Old National as follows:

3.1 Corporate Organization.

(a) Anchor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Anchor has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Anchor is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Anchor. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Old National, Anchor or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or conditions (financial or otherwise) of such party and its Subsidiaries taken as a whole; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements or published interpretations thereof, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (E) disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, or (F) actions or omissions taken pursuant to the written consent or request of Old National, in the case of Anchor, or Anchor, in the case of Old National; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby; provided, further, that without regard to any other provision of this Agreement, and without limiting other events or circumstances that may constitute a “Material Adverse Effect”, a “Material Adverse Effect” shall be deemed to have occurred in the event of the imposition of a formal regulatory enforcement action against Anchor or AnchorBank following the date of this Agreement that is reasonably expected to have more than an immaterial impact on Anchor and its Subsidiaries or Old National and its Subsidiaries. As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank, trust or other organization, whether incorporated or unincorporated, which is (x) consolidated with such party for financial reporting purposes or (y) directly or indirectly (through one or more intermediaries) controlled by or owned more than fifty percent by such party. True and complete copies of the Certificate of Incorporation of Anchor (the “Anchor Certificate”) and the By-Laws of Anchor (the “Anchor Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Anchor to Old National.

(b) Each Subsidiary of Anchor (a “Anchor Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Anchor and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

3.2 Capitalization.

(a) The authorized capital stock of Anchor consists of (i) 11,900,000 shares of Anchor Common Stock, of which, as of January 8, 2016 (the “Capitalization Date”), 9,608,957 shares were issued and 9,597,392 shares were outstanding including 162,806 shares of Anchor Common Stock underlying outstanding Anchor Restricted Stock Awards and (ii) 100,000 shares of preferred stock, par value $0.01 per share, of which no shares of preferred stock are issued or outstanding. Except as set forth in the preceding sentence, as of the Capitalization Date, no shares of Anchor Common Stock or other voting securities of Anchor are issued, reserved for issuance or outstanding, other than (i) 11,565 shares Anchor Common Stock held in treasury and (ii) 349,411 shares of Anchor Common Stock reserved for issuance pursuant to future awards under the Anchor Stock Plan. Since the Capitalization Date through the date hereof, Anchor has not (A) issued or repurchased any Anchor Common Stock, other shares of its capital stock or other voting securities or securities convertible or exchangeable into, or exercisable for, Anchor Common Stock, shares of its capital stock or other voting securities or any options, warrants, or other rights of any kind to acquire Anchor Common Stock, any shares of its capital stock or other voting securities of Anchor other than the vesting or settlement of Anchor Restricted Stock Awards that were outstanding on the Capitalization Date, in accordance with their terms (without amendment or waiver since the Capitalization Date), or (B) issued or awarded any options, restricted shares or any other equity based awards under the Anchor Stock Plan. All of the issued and outstanding shares of Anchor Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Anchor may vote are issued or outstanding. No trust preferred or subordinated debt securities of Anchor or any of its Subsidiaries are issued or outstanding. Other than Anchor Restricted Stock Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Anchor to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. Other than the Anchor Restricted Stock Awards, as of the date of this Agreement no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Anchor or any of its Subsidiaries) are outstanding.

(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Anchor or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Anchor Common Stock or other equity interests of Anchor. Anchor does not have in effect a “poison pill” or similar shareholder rights plan (other than any such plan as to which the rights granted thereunder have expired).

(c) Anchor owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Anchor Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Anchor Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(d) Except as disclosed in the Anchor Disclosure Schedule, as of the date hereof, Anchor has no knowledge of any person which beneficially owns (as defined in Rule 13d-3 under the Exchange Act) 5% or more of the outstanding shares of Anchor Common Stock.

3.3 Authority; No Violation.

(a) Anchor has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Anchor. The Board of Directors of Anchor has determined that the Merger, on the terms and conditions set forth in this Agreement, are in the best interests of Anchor and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Anchor’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the affirmative vote of holders of Anchor Common Stock who are entitled to cast at least a majority of the votes which all holders of Anchor Common Stock are entitled to cast on the matter (the “Requisite Anchor Vote”), and the adoption and approval of the Bank Merger Agreement by the board of directors of AnchorBank and Anchor as its sole shareholder, no other corporate proceedings on the part of Anchor are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Anchor and (assuming due authorization, execution and delivery by Old National) constitutes a valid and binding obligation of Anchor, enforceable against Anchor in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by Anchor nor the consummation by Anchor of the transactions contemplated hereby, nor compliance by Anchor with any of the terms or provisions hereof, will (i) violate any provision of the Anchor Certificate or the Anchor Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Anchor or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Anchor or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Anchor or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches terminations, cancellations, accelerations, creations or defaults which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Anchor.

3.4 Consents and Approvals. Except for (i) the filing of the applications and notices listed on Section 3.4 of the Anchor Disclosure Schedule or Section 4.4 of the Old National Disclosure Schedule and approval of or non-objection to such applications and notices, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement in definitive form relating to the meeting of Anchor’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Old National in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (iii) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, the filing of the Articles of Merger with the Indiana Secretary and the filing of the Bank Merger Certificates, (iv) the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Old National Common Stock pursuant to this Agreement and the approval of the listing of such Old National Common Stock on the NASDAQ Global Market (the “Stock Exchange”), no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Anchor of this Agreement or (B) the consummation by Anchor of the Merger and the other transactions contemplated hereby (including the Bank Merger). As used in this Agreement, “SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) any other United States securities exchange, futures exchange, commodities exchange or contract market.

3.5 Reports.

(a) Anchor and each of its Subsidiaries have timely filed (or furnished as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2014 with (i) any state regulatory authority, (ii) the SEC, (iii) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), (iv) the Federal Deposit Insurance Corporation (the “FDIC”), (v) the Office of the Comptroller of the Currency (the “OCC”) and (vi) any SRO ((i) – (vi), collectively “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Anchor.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Anchor or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, since January 1, 2014 (the “Anchor SEC Reports”), is publicly available. No such Anchor SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not false or misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Anchor SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Anchor has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Anchor SEC Reports.

3.6 Financial Statements.

(a) The financial statements of Anchor and its Subsidiaries included (or incorporated by reference) in the Anchor SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Anchor and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Anchor and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Anchor and its Subsidiaries have been since January 1, 2014, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual bona fide transactions. McGladrey LLP has not resigned (or informed Anchor that it intends to resign) or been dismissed as independent public accountants of Anchor as a result of or in connection with any disagreements with Anchor on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Anchor, neither Anchor nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Anchor included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2015, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Anchor and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Anchor or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Anchor. Anchor (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Anchor, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Anchor by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Anchor’s outside auditors and the audit committee of Anchor’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act)

which are reasonably likely to adversely affect Anchor’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of Anchor, any fraud, whether or not material, that involves management or other employees who have a significant role in Anchor’s internal controls over financial reporting. To the knowledge of Anchor, these disclosures were made in writing by management to Anchor’s auditors and audit committee and a copy has previously been made available to Old National. There is no reason to believe that Anchor’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2014, (i) neither Anchor nor any of its Subsidiaries, nor, to the knowledge of Anchor, any director, officer, auditor, accountant or representative of Anchor or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Anchor, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Anchor or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Anchor or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Anchor or any of its Subsidiaries, whether or not employed by Anchor or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Anchor or any of its officers, directors, employees or agents to the Board of Directors of Anchor or any committee thereof or to the knowledge of Anchor, to any director or officer of Anchor.

3.7 Broker’s Fees. Neither Anchor nor any Anchor Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than J.P. Morgan Securities LLC pursuant to a letter agreement, a true and complete copy of which has been previously provided to Old National, which fees shall be paid by Anchor prior to the Effective Time.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2014, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Anchor.

(b) Since December 31, 2014 and through the date hereof, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Anchor and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal Proceedings.

(a) Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Anchor, as of the date hereof, neither Anchor nor any of its Subsidiaries is a party to any, and there are no pending or, to Anchor’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Anchor or any of its Subsidiaries or any of their current or former directors or executive officers, and Anchor does not have knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against Anchor or any of its Subsidiaries.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Anchor, any of its Subsidiaries or the assets of Anchor or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

3.10 Taxes and Tax Returns.

(a) Each of Anchor and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.

(b) All material Taxes of Anchor and its Subsidiaries that are due have been fully and timely paid or adequate reserves in accordance with GAAP therefor have been made on the financial statements of Anchor and its Subsidiaries included (or incorporated by reference) in the Anchor SEC Reports (including the related notes, where applicable).

(c) Neither Anchor nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of Anchor and its Subsidiaries or the assets of Anchor and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserve have not been established.

(d) There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Anchor or any of its Subsidiaries.

(e) Neither Anchor nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Anchor and its Subsidiaries). Neither Anchor nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Anchor) or (B) has any liability for the Taxes of any person (other than Anchor or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(f) Neither Anchor nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g) Neither Anchor nor any of its Subsidiaries has taken any action, or knows of any fact or circumstance, that could reasonably be expected to prevent the Merger from being treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

(h) Neither Anchor nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382(g) of the Code within the past five years. Section 3.10(h)(i) of the Anchor Disclosure Schedule sets forth the amount of any federal and state net operating losses of Anchor and its Subsidiaries and the tax years in which such net operating losses were incurred and the year in which they are set to expire under current tax laws. Section 3.10(h)(ii) of the Anchor Disclosure Schedule sets forth a true, complete and correct list of all five percent (5%) shareholders (within the meaning of Section 382 of the Code) of Anchor during the prior thirty-six (36) months to the date of this Agreement.

(i) As used in this Agreement, the term “Tax” or “Taxes” means all U.S. federal, state and local, and foreign taxes, fees, assessments or other charges of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties related thereto.

(j) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

(k) Section 3.10 contains the sole and exclusive representation and warranties of Anchor and its Subsidiaries with respect to Taxes.

3.11 Employees.

(a) Section 3.11(a) of the Anchor Disclosure Schedule lists all material Anchor Benefit Plans. For purposes of this Agreement, “Anchor Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, restricted stock unit, phantom stock, performance share, stock appreciation right plans, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, change in control agreements, programs or arrangements or other contracts or agreements to or with respect to which Anchor or any Subsidiary or any trade or business of Anchor or any of its Subsidiaries, whether or not incorporated, all of which together with Anchor would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Anchor ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Anchor or any of its Subsidiaries or any Anchor ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Anchor or any of its Subsidiaries or any Anchor ERISA Affiliate.

(b) Anchor has heretofore made available to Old National true and complete copies of each material Anchor Benefit Plan and the following related documents, to the extent applicable, (i) the most recent copy of any summary plan descriptions, amendments, modifications or material supplements to any such Anchor Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the Internal Revenue Service (the “IRS”) for the most recent plan years, (iii) the most recently received IRS determination letter, if any, relating to a Anchor Benefit Plan, and (iv) the most recently prepared actuarial report for each Anchor Benefit Plan (if applicable).

(c) Except as otherwise provided in the Anchor Disclosure Schedule, no current or former director, officer or employee of Anchor or a Anchor ERISA Affiliate (i) is entitled to or may become entitled to any benefit under any welfare benefit plans (as defined in ERISA Section 3(1)) after termination of employment or separation from service with Anchor or any Anchor ERISA Affiliate, except to the extent such individuals may be entitled to continue their group health care coverage pursuant to Code Section 4980B, or (ii) is currently receiving, or entitled to receive, a disability benefit under a long-term or short-term disability plan maintained by Anchor or any Anchor ERISA Affiliate.

(d) All reports and descriptions for the Anchor Benefit Plans required by ERISA, the Code or other law have in all material respects been timely filed and distributed to participants and beneficiaries, and all notices required by ERISA, the Code or other law with respect to the Anchor Benefit Plans have been proper as to form and content in all material respects and have been provided timely.

(e) Each Anchor Benefit Plan has been established, operated and administered, in all material respects in accordance with the requirement prescribed by all applicable statutes, orders and governmental rules or regulations, including, without limitation, ERISA and the Department of Labor Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.

(f) There are no examinations, audits, enforcement actions or proceedings, or any other investigations, pending, or to Anchor or its Subsidiaries knowledge threatened or currently in process by any governmental agency involving any Anchor Benefit Plan.

(g) There are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or to Anchor or its Subsidiaries knowledge threatened against Anchor or any Anchor ERISA Affiliate in connection with any Anchor Benefit Plan or the assets of any Anchor Benefit Plan, and to the knowledge of Anchor no event has occurred which would constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any Anchor Benefit Plan.

(h) Section 3.11(h) of the Anchor Disclosure Schedule identifies each Anchor Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Anchor Qualified Plans”). The IRS has issued a favorable determination letter or opinion letter with respect to each Anchor Qualified Plan and the related trust, and, to the knowledge of Anchor, there are no existing circumstances and no events have occurred which would jeopardize the qualified status of any Anchor Qualified Plan.

(i) Each Anchor Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(j) With respect to each Anchor Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no liability (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of ERISA has been or is expected to be incurred by Anchor or any of its Subsidiaries, and (iii) the PBGC has not instituted proceedings to terminate any such Anchor Benefit Plan.

(k) None of Anchor and its Subsidiaries nor any Anchor ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”).

(l) Neither Anchor nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any material post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(m) Neither Anchor nor any Anchor ERISA Affiliate has engaged in any transaction nor, to Anchor’s knowledge, has any other fiduciary, as defined in ERISA Section 3(21)(A) of a Anchor Benefit Plan, engaged in any transaction, that may subject Anchor, a Anchor ERISA Affiliate or any Anchor Benefit Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4949 or 4980B.

(n) Except as set forth on Schedule 3.11(n) of the Anchor Disclosure Schedule: (i) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause or accelerate the vesting, exercisability or delivery of, increase in the amount or value of, any payment, right or other benefit or result in any forgiveness of indebtedness to, any employee, officer or director of Anchor or any of its Subsidiaries, or result in any funding of any Anchor Benefit Plan or related trust; and (ii) no amount paid or payable (whether in cash, in property, or in the form of benefits) by Anchor or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(o) No Anchor Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(p) As of the date of this Agreement, (i) there are no pending or, to Anchor’s knowledge, threatened in writing material labor grievances or material unfair labor practice claims or charges against Anchor or any of its Subsidiaries, or any strikes or other material labor disputes against Anchor or any of its Subsidiaries and (ii) neither Anchor nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization and, to the knowledge of Anchor, there are no organizing efforts by any union seeking to represent any employees of Anchor or any of its Subsidiaries.

3.12 Compliance with Applicable Law. Anchor and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Anchor, and to the knowledge of Anchor no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Anchor and each of its Subsidiaries comply in all material respects with and are not in material default or violation under any applicable law, statute, order, rule or regulation of any Governmental Entity relating to Anchor or any of its Subsidiaries, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau or the OCC, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Anchor and its Subsidiaries maintain anti-money laundering and economic sanctions compliance programs that comply with applicable laws and regulations and, to the knowledge of Anchor, meet the supervisory expectations of the Regulatory Agencies and other Governmental Entities. None of Anchor, or its Subsidiaries, or to the knowledge of Anchor, any director, officer, employee, agent or other person acting on behalf of Anchor or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Anchor or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Anchor or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Anchor or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Anchor or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Anchor or any of its

Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Anchor or any of its Subsidiaries, or is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

3.13 Certain Contracts.

(a) As of the date hereof, neither Anchor nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), other than any Anchor Benefit Plan, (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Anchor or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its Subsidiaries to engage in any line of business that is material to Anchor and its Subsidiaries, taken as a whole, (iii) which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) become due from Anchor, AnchorBank, the Surviving Corporation, or any of their respective Subsidiaries to any person, (iv) any of the benefits of which contract, arrangement, commitment or understanding (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder adoption of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (v) that relates to the incurrence of indebtedness by AnchorBank or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $500,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Anchor or its Subsidiaries, taken as a whole or (vii) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $100,000 per annum (other than any such contracts which are terminable by AnchorBank or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice). Each contract, arrangement, commitment or understanding of the type described in this Section 3.13, whether or not set forth in the Anchor Disclosure Schedule, is referred to herein as a “Anchor Contract.”

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Anchor (i) each Anchor Contract is valid and binding on Anchor or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Anchor and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Anchor Contract, (iii) to Anchor’s knowledge each third-party counterparty to each Anchor Contract has performed all obligations required to be performed by it to date under such Anchor Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Anchor or any of its Subsidiaries under any such Anchor Contract.

3.14 Anchor Regulatory Matters.

(a) Anchor is a savings and loan holding company pursuant to the Home Owners’ Loan Act (“HOLA”) and is supervised by the Federal Reserve Board.

(b) AnchorBank is a federal savings association organized under HOLA and is supervised by the OCC. The deposit accounts of AnchorBank are insured by the FDIC in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent permitted by law, and Anchor or AnchorBank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to Anchor’s knowledge, threatened. AnchorBank received a rating of “satisfactory” in its most recent examination or interim review under the Community Reinvestment Act.

(c) Neither Anchor nor any of its Subsidiaries is party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued by, or entered into with, any Regulatory Agency or other Governmental Entity. Except as set forth in Section 3.14(c) of the Anchor Disclosure Schedule, neither Anchor nor any of its Subsidiaries has made, adopted, or implemented any commitment, board resolution, policy, or procedure at the request or recommendation of any Regulatory Agency or other Governmental Entity that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business. Neither Anchor nor any of its Subsidiaries has reason to believe that any Regulatory Agency or other Governmental Entity is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with any of the items referenced in this paragraph. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of Anchor or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to Anchor or any of its Subsidiaries.

(d) Except for examinations of Anchor and its Subsidiaries conducted by their respective primary functional regulators in the ordinary course of business, no Regulatory Agency or other Governmental Entity has initiated or has pending any proceeding or, to the knowledge of Anchor, any inquiry or investigation into the business or operations of Anchor or any of its Subsidiaries, except where such proceeding, inquiry, or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Anchor or to prevent or materially delay receipt of the Requisite Regulatory Approvals.

(e) There is no unresolved violation, apparent violation, criticism, matter requiring attention, recommendation, or exception cited, made, or threatened by any Regulatory

Agency or other Governmental Entity in any report of examination, report of inspection, supervisory letter or other communication with Anchor or any of its Subsidiaries that (i) relates to anti-money laundering, economic sanctions, or consumer compliance, (ii) would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Anchor or (iii) would reasonably be likely to prevent or materially delay the receipt of the Requisite Regulatory Approvals.

3.15 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Anchor, any of its Subsidiaries or for the account of a customer of Anchor or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Anchor or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. Anchor and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Anchor’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16 Environmental Matters. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Anchor, Anchor and its Subsidiaries are in compliance, and have complied, with all applicable federal, state and local laws (including common law), statutes, rules, regulations, orders, decrees, permits, authorizations or legal requirements of any Governmental Entity relating to: (i) the protection or restoration of the environment or natural resources, (ii) the handling, storage, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of Anchor, investigations of any Governmental Entity or other person pending or threatened against Anchor of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Anchor or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, which liability or obligation would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Anchor, and, to the knowledge of Anchor, there is no reasonable basis for any such proceeding, claim, action or investigation. Anchor is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Anchor.

3.17 Investment Securities and Commodities.

(a) Each of Anchor and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Anchor SEC Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Anchor or its Subsidiaries. Such securities and commodities are valued on the books of Anchor in accordance with GAAP in all material respects.

(b) Anchor and its Subsidiaries and their respective businesses employ, and since January 1, 2014 have been in compliance with in all material respects, investment, securities, commodities, risk management and other policies, practices and procedures that Anchor believes are prudent and reasonable in the context of such businesses.

3.18 Real Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Anchor, Anchor or a Anchor Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Anchor SEC Reports as being owned by Anchor or a Anchor Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Anchor Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Anchor SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Anchor Leased Properties” and, collectively with the Anchor Owned Properties, the “Anchor Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Anchor’s knowledge, the lessor. There are no pending or, to the knowledge of Anchor, threatened condemnation proceedings against the Anchor Real Property. All real property, machinery, equipment, furniture and fixtures owned or leased by Anchor or its Subsidiaries that is material to their respective businesses is structurally sound, in good operating condition (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

3.19 Intellectual Property. Anchor and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all material Intellectual Property that is used by Anchor or its Subsidiaries in their respective businesses as currently conducted. Neither Anchor nor any of its Subsidiaries has (A) licensed any Intellectual Property owned by it or its Subsidiaries in source code form to any third party or (B) entered into any exclusive agreements relating to Intellectual Property owned by it. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Anchor, Anchor and each of its Subsidiaries owns, free and clear of any material Liens, other than Permitted Encumbrances, all Intellectual Property owned or purported to be owned by such entity. Except as would not reasonably be likely to have a Material Adverse Effect on Anchor: (i) (A) Anchor and its Subsidiaries do not (and have not since January 1, 2010) infringe, misappropriate or otherwise violate, the Intellectual Property rights of any person, and (B) no person has asserted in writing, or to Anchor’s knowledge, orally, to Anchor or any of its Subsidiaries, or brought any claim, action or proceeding alleging, that (x) Anchor or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property right or (y) that any Intellectual Property right of Anchor or any of its Subsidiaries is invalid or unenforceable, (ii) to the knowledge of Anchor, no person is infringing, misappropriating or otherwise violating any Intellectual Property right owned by and/or licensed to Anchor or its Subsidiaries, and (iii) Anchor and its Subsidiaries have taken commercially reasonable actions to protect and avoid the abandonment, cancellation or unenforceability of all material Intellectual Property owned or licensed, respectively, by Anchor and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.20 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Anchor or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Anchor or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Anchor Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Anchor) on the other hand, except those of a type available to employees of AnchorBank.

3.21 State Takeover Laws. The Board of Directors of Anchor has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any provisions of the takeover laws of any state and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

3.22 Reorganization. Anchor has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from being treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23 Opinion. Prior to the execution of this Agreement, Anchor has received an opinion from J.P. Morgan Securities LLC, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Anchor Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

3.24 Anchor Information. The information relating to Anchor and its Subsidiaries that is provided by Anchor or its representatives for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Anchor Common Stock or at the time of the Anchor Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Anchor incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto, or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not false or misleading. The portions of the Proxy Statement relating to Anchor and its Subsidiaries and other portions within the reasonable control of Anchor and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Anchor with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Old National or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

3.25 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.25(a) of the Anchor Disclosure Schedule, neither Anchor nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, letters of credit, interest rate swaps, commitments, guarantees, interest-bearing assets, and other extensions of credit) (collectively, “Loans”) in which Anchor or any Subsidiary of Anchor is a creditor which as of September 30, 2015, had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of September 30, 2015, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Anchor or any of its Subsidiaries, or to the knowledge of Anchor, any affiliate of any of the foregoing. Section 3.25(a) of the Anchor Disclosure Schedule sets forth a true, correct and complete list of all of the Loans of Anchor and its Subsidiaries that, as of September 30, 2015, had an outstanding balance of $5,000,000 or more and were classified by Anchor as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of September 30, 2015.

(b) Each Loan of Anchor and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Anchor and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Each outstanding Loan of Anchor and its Subsidiaries was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant

Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Anchor and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) There are no outstanding Loans made by Anchor or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Anchor or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

3.26 Insurance. Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on Anchor, (a) Anchor and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Anchor reasonably has determined to be prudent and consistent with industry practice, and Anchor and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any such policy, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Anchor and its Subsidiaries, Anchor or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Anchor in this Article III, neither Anchor nor any other person makes any express or implied representation or warranty with respect to Anchor, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Anchor hereby disclaims any such other representations or warranties.

(b) Anchor acknowledges and agrees that neither Old National nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF OLD NATIONAL

Except (i) as disclosed in the disclosure schedule delivered by Old National to Anchor concurrently herewith (the “Old National Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Old National Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Old National that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Old National SEC Reports filed since December 31, 2014, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Old National hereby represents and warrants to Anchor as follows:

4.1 Corporate Organization.

(a) Old National is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Old National has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Old National is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Old National. True and complete copies of the Articles of Incorporation of Old National (“Old National Articles”) and Bylaws of Old National Bylaws (“Old National Bylaws”), each as in effect as of the date of this Agreement, have previously been made available by Old National to Anchor.

(b) Each Subsidiary of Old National (a “Old National Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Old National, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

4.2 Capitalization.

(a) The authorized capital stock of Old National consists of (i) 150,000,000 shares of Old National Common Stock, of which, as of December 31, 2015, approximately 114,297,000 shares were issued and outstanding, including approximately 346,000 shares granted in respect of outstanding awards of restricted Old National Common Stock under an Old National Stock Plan (as defined below) (a “Old National Restricted Stock Award”) and (ii) 2,000,000 shares of preferred stock of which none were issued or outstanding. Except as set forth in the preceding sentence, as of the Capitalization Date, no shares of Old National Common Stock or other voting securities of Old National were issued, reserved for issuance or outstanding, other than (i) approximately 1,043,000 shares of Old National Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Old National Common Stock granted under an Old National Stock Plan (“Old National Stock

Options”), (ii) approximately 834,000 shares of Old National Common Stock reserved for issuance upon the settlement of outstanding restricted stock units in respect of shares of Old National Common Stock granted under an Old National Stock Plan (“Old National Restricted Stock Unit Award” and, together with the Old National Restricted Stock Awards and Old National Stock Options, the “Old National Equity Awards”) and (iii) approximately 4,912,000 shares of Old National Common Stock reserved for issuance pursuant to future grants under the Old National Stock Plans. As used herein, the “Old National Stock Plans” shall mean all employee and director equity incentive plans of Old National in effect as of the date of this Agreement and agreements for equity awards in respect of Old National Common Stock granted by Old National under the inducement grant exception. Since the Capitalization Date through the date hereof, Old National has not (A) issued or repurchased any Old National Common Stock, other shares of its capital stock or other voting securities or securities convertible or exchangeable into, or exercisable for, Old National Common Stock, shares of its capital stock or other voting securities or any options, warrants, or other rights of any kind to acquire Old National Common Stock, any shares of its capital stock or other voting securities of Old National, other than the issuance, repurchase, redemption or acquisition of shares of Old National Common Stock in connection with the exercise, vesting or settlement of Old National Stock Options or the vesting or settlement of Old National Restricted Stock Unit Awards that were outstanding on the Capitalization Date, in accordance with their terms (without amendment or waiver since the Capitalization Date), or (B) issued or awarded any options, restricted shares or any other equity based awards under any of the Old National Stock Plans. All of the issued and outstanding shares of Old National Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Old National may vote are issued or outstanding. Except as set forth in Section 4.2(a) of the Old National Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Old National or any of its Subsidiaries are issued or outstanding. Other than Old National Stock Options and Old National Restricted Stock Unit Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Old National to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.

(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Old National or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Old National Common Stock or other equity interests of Old National. As of the date of this Agreement, Old National does not have in effect a “poison pill” or similar shareholder rights plan (other than any such plan as to which the rights granted thereunder have expired).

(c) Old National owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of Old National Bank, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Old National Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Old National Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Old National has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Old National. The Board of Directors of Old National has determined that the Merger, on the terms and conditions set forth in this Agreement, are in the best interests of Old National and its shareholders. Except for the adoption and approval of the Bank Merger Agreement by the board of directors of Old National Bank and Old National as its sole shareholder, and the adoption of resolutions to give effect to the provisions of Section 6.9 in connection with the Closing, no other corporate proceedings on the part of Old National are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Old National and (assuming due authorization, execution and delivery by Anchor) constitutes a valid and binding obligation of Old National, enforceable against Old National in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Old National Common Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Old National will have any preemptive right or similar rights in respect thereof. No vote or approval of the shareholders of Old National is required in connection with the adoption of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

(b) Neither the execution and delivery of this Agreement by Old National, nor the consummation by Old National of the transactions contemplated hereby, nor compliance by Old National with any of the terms or provisions hereof, will (i) violate any provision of the Old National Articles or the Old National Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Old National, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Old National or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Old National or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, terminations, cancellations, accelerations, creations or defaults which, either individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect on Old National.

4.4 Consents and Approvals. Except for (i) the filing of the applications, filings or notices listed on Section 3.4 of the Anchor Disclosure Schedule or Section 4.4 of the Old National Disclosure Schedule and approval of or non-objection to such applications, filings and notices, (ii) the filing with the SEC of the Proxy Statement and the S-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (iii) the filing of the Certificate of Mergers with the Delaware Secretary pursuant to the DGCL, the filing of the Articles of Merger with the Indiana Secretary pursuant to the IBCL, and the filing of the Bank Merger Certificates, (iv) the filing of any notices or other filings under the HSR Act and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Old National Common Stock pursuant to this Agreement and the approval of the listing of such Old National Common Stock on the Stock Exchange, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Old National of this Agreement or (B) the consummation by Old National of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Old National is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5 Reports.

(a) Old National and each of its Subsidiaries have timely filed (or furnished as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2014 with any Regulatory Agencies, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Old National. Except for examinations of Old National and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Old National, investigation into the business or operations of Old National or any of its Subsidiaries since January 1, 2014, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Old National. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Old National or any of its Subsidiaries which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Old National.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Old National or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2014 (the “Old National SEC Reports”), is publicly available. No such Old National SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not false or misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Old National SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Old National has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Old National SEC Reports.

4.6 Financial Statements.

(a) The financial statements of Old National and its Subsidiaries included (or incorporated by reference) in the Old National SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Old National and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Old National and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Old National and its Subsidiaries have been since January 1, 2014, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual bona fide transactions. Crowe Horwath LLP has not resigned (or informed Old National that it intends to resign) or been dismissed as independent public accountants of Old National as a result of or in connection with any disagreements with Old National on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Old National, neither Old National nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Old National included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2015, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Old National and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Old National or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Old National. Old National (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Old National, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Old National by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Old National’s outside auditors and the audit committee of Old National’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Old National’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of Old National, any fraud, whether or not material, that involves management or other employees who have a significant role in Old National’s internal controls over financial reporting. These disclosures were made in writing by management to Old National’s auditors and audit committee and a copy has previously been made available to Anchor. To the knowledge of Old National, there is no reason to believe that Old National’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2014, (i) neither Old National nor any of its Subsidiaries, nor, to the knowledge of Old National, any director, officer, auditor, accountant or representative of Old National or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Old National, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Old National or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Old National or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Old National or any of its Subsidiaries, whether or not employed by Old National or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Old National or any of its officers, directors, employees or agents to the Board of Directors of Old National or any committee thereof or to the knowledge of Old National, to any director or officer of Old National.

4.7 Broker’s Fees. Neither Old National nor any Old National Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Stephens Inc.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2014, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Old National.

(b) Since December 31, 2014 and through the date hereof, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Old National and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal Proceedings.

(a) Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Old National, as of the date hereof, neither Old National nor any of its Subsidiaries is a party to any, and there are no pending or, to Old National’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Old National or any of its Subsidiaries or any of their current or former directors or executive officers, and Old National does not have knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against Old National or any of its Subsidiaries.

(b) As of the date hereof, there is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Old National, any of its Subsidiaries or the assets of Old National or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

4.10 Taxes and Tax Returns.

(a) Each of Old National and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.

(b) All material Taxes of Old National and its Subsidiaries that are due have been fully and timely paid or adequate reserves in accordance with GAAP therefor have been made on the financial statements of Old National and its Subsidiaries included (or incorporated by reference) in the Old National SEC Reports (including the related notes, where applicable).

(c) Neither Old National nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of Old National and its Subsidiaries or the assets of Old National and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserve have not been established.

(d) There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Old National or any of its Subsidiaries.

(e) Neither Old National nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Old National and its Subsidiaries). Neither Old National nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Old National ) or (B) has any liability for the Taxes of any person (other than Old National or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(f) Neither Old National nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g) Neither Old National nor any of its Subsidiaries has taken any action, or knows of any fact or circumstance, that could reasonably be expected to prevent the Merger from being treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

(h) Section 4.10 contains the sole and exclusive representation and warranties of Old National and its Subsidiaries with respect to Taxes.

4.11 Compliance with Applicable Law. Old National and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Old National, and to the knowledge of Old National no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Old National and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule or regulation of any Governmental Entity relating to Old National or any of its Subsidiaries, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau or the OCC, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Old National and its Subsidiaries maintain anti-money laundering and economic sanctions compliance programs that comply with applicable laws and regulations and, to the knowledge of Old National, meet the supervisory expectations of the Regulatory Agencies and other Governmental Entities. None of Old National, or its Subsidiaries, or to the knowledge of Old

National, any director, officer, employee, agent or other person acting on behalf of Old National or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Old National or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Old National or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Old National or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Old National or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Old National or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Old National or any of its Subsidiaries, or is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.12 Certain Contracts.

(a) Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Old National or any of its Subsidiaries is a party or by which Old National or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Old National, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Old National Contract”), and neither Old National nor any of its Subsidiaries knows of, or has received written, or to Old National’s knowledge, oral notice of, any violation of any Old National Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to Old National and its Subsidiaries taken as a whole.

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Old National, (i) each Old National Contract is valid and binding on Old National or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Old National and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Old National Contract, (iii) to Old National’s knowledge each third-party counterparty to each Old National Contract has performed all obligations required to be performed by it to date under such Old National Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Old National or any of its Subsidiaries under any such Old National Contract.

4.13 Old National Regulatory Matters.

(a) Old National is a bank holding company registered with the Federal Reserve Board pursuant to the Bank Holding Company Act of 1956 and meets the expedited application criteria set forth at 12 C.F.R. 225.14(c).

(b) Old National Bank is a national banking association organized under the National Bank Act and supervised by the OCC. The deposit accounts of each Subsidiary of Old National that is a depository institution are insured by the FDIC in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent permitted by law, and Old National or Old National Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to Old National’s knowledge, threatened. Each Subsidiary of Old National that is a depository institution received a rating of at least “satisfactory” in its most recent examination or interim review under the Community Reinvestment Act.

(c) Neither Old National nor any of its Subsidiaries is party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued by, or entered into with, any Regulatory Agency or other Governmental Entity. Neither Old National nor any of its Subsidiaries has made, adopted, or implemented any commitment, board resolution, policy, or procedure at the request or recommendation of any Regulatory Agency or other Governmental Entity that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business. Neither Old National nor any of its Subsidiaries has reason to believe that any Regulatory Agency or other Governmental Entity is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with any of the items referenced in this paragraph. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of Old National or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to Old National or any of its Subsidiaries.

(d) Except for examinations of Old National and its Subsidiaries conducted by their respective primary functional regulators in the ordinary course of business, no Regulatory Agency or other Governmental Entity has initiated or has pending any proceeding or, to the knowledge of Old National, any inquiry or investigation into the business or operations of Old National or any of its Subsidiaries, except where such proceeding, inquiry, or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Old National or to prevent or materially delay receipt of the Requisite Regulatory Approvals.

(e) There is no unresolved violation, apparent violation, criticism, matter requiring attention, recommendation, or exception cited, made, or threatened by any Regulatory Agency or other Governmental Entity in any report of examination, report of inspection, supervisory letter or other communication with Old National or any of its Subsidiaries that (i) relates to anti-money laundering, economic sanctions, or consumer compliance, (ii) would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Old National or (iii) would reasonably be likely to prevent or materially delay the receipt of the Requisite Regulatory Approvals.

4.14 Information Technology. To the knowledge of Old National, since January 1, 2014, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Old National and its Subsidiaries.

4.15 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Old National or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Old National or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Old National Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Old National) on the other hand, except those of a type available to employees of Old National Bank.

4.16 Reorganization. Old National has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from being treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

4.17 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Old National, any of its Subsidiaries or for the account of a customer of Old National or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Old National or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. Old National and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Old National’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.18 Old National Information. The information relating to Old National and its Subsidiaries that is provided by Old National or its representatives for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Anchor Common Stock or at the time of the Anchor Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, the documents and financial statements of Old National incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Old National and its Subsidiaries and other portions within the reasonable control of Old National and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Old National with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Anchor or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

4.19 Financing. Old National has all funds necessary to satisfy its obligations hereunder.

4.20 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Old National in this Article IV, neither Old National nor any other person makes any express or implied representation or warranty with respect to Old National, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Old National hereby disclaims any such other representations or warranties.

(b) Old National acknowledges and agrees that neither Anchor nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Anchor Disclosure Schedule), required by law or a Regulatory Agency or as consented to in writing by Old National (or Anchor, in the case of clause (b) below, as applicable) (such consent not to be unreasonably withheld, conditioned or delayed), (a) Anchor shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) each of Old National and Anchor shall, and shall cause their respective Subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2 Anchor Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Anchor Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law or a Regulatory Agency, Anchor shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Old National (such consent not to be unreasonably withheld, conditioned or delayed):

(a) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Anchor or any of its wholly-owned Subsidiaries to Anchor or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than a Subsidiary of Anchor);

(b) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of Anchor to Anchor or any of its wholly-owned Subsidiaries or (B) the acceptance of shares of Anchor Common Stock as payment for the vesting or settlement of Anchor Restricted Stock Awards, if any, in each case in accordance with past practice and the terms of the applicable award agreements);

(iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv) authorize, issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the settlement of Anchor Restricted Stock Awards in accordance with their terms (the total amount of which shall not exceed 162,806 shares of restricted stock) or the annual grant of additional Anchor Restricted Stock Awards (the total amount of which shall not exceed a number shares of restricted stock having a market value in excess of $2,427,000 calculated as of the date of grant of such shares) pursuant to Anchor’s compensation process in the ordinary course consistent with past practice, provided that such awards do not vest by reason of the occurrence of the Closing alone;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, business or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business;

(d) fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due, unless the same are being contested in good faith;

(e) except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person, or (ii) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, in each case, other than in a wholly-owned Subsidiary of Anchor;

(f) (i) terminate, materially amend, renew or waive any material provision of, any Anchor Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business or (ii) enter into any contract that would constitute a Anchor Contract if it were in effect on the date of this Agreement other than in the ordinary course of business;

(g) make any investment subject to any restrictions, whether contractual or statutory, which materially impairs the ability of Anchor or any Subsidiary to dispose freely of such investment at any time; subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for tax and other liens which arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings, pledges or liens required to be granted in connection with acceptance by Anchor or any Subsidiary of government deposits and pledges or liens in connection with Federal Home Loan Bank (“FHLB”) borrowings;

(h) except for the payment of bonuses pursuant to Anchor’s compensation process, the annual grant of Anchor Restricted Stock Awards to the extent permitted by Section 5.2(b)(iv), or as required under applicable law, the terms of this Agreement or the terms of any Anchor Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate (except in connection with Closing) any material employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual independent contractor, (ii) amend any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual independent contractor, other than amendments in the ordinary course of business and consistent with past practice that do not materially increase the cost of maintaining such plan, program, policy or arrangement, (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant except for annual merit based or promotion based increases in annual base salary or wage rate for employees in the ordinary course of business consistent with past practice, (iv) pay or award, or commit to pay or award, any material bonuses or incentive compensation (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend in any material respect any existing, employment, severance, change in control, retention, bonus guarantee or collective bargaining agreement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $200,000, other than for cause, or (ix) hire any officer, employee, or individual independent contractor who has annual base compensation greater than $200,000;

(i) settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $1,000,000 individually or $2,500,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation;

(j) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from being treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

(k) amend the Anchor Certificate or the Anchor Bylaws or comparable governing documents of its Subsidiaries;

(l) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(m) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(n) purchase any assets or securities or assume any liabilities of a bank holding company, bank, corporation or other entity, except in the ordinary course of business necessary to manage its investment portfolio and then only to the extent that such securities have a quality rating of “AAA” by either Standard & Poor’s Ratings Services or Moody’s Investors Services for corporate bonds;

(o) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(p) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity;

(q) open, close, move or, in any material respect, expand, diminish, renovate, alter or change any of its offices or branches, or make application for any of the foregoing, other than as disclosed in the Anchor Disclosure Schedule;

(r) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(s) which consent shall be deemed received unless Old National shall object thereto in writing within two (2) business days after receipt of written notice from Anchor (which notice shall be deemed delivered if provided by email to Old National’s chief credit officer or his designee at the email address set forth in Section 5.2(s) of the Old National Disclosure Schedule) to: (i) make, renew or otherwise modify any Loan or Loans (except for any Loan or Loans duly approved prior to the date hereof) that are, or in accordance with bank regulatory definitions should be, classified as “Substandard,” “Doubtful,” “Special Mention” or “Loss” in an aggregate amount in excess of $1,000,000; (ii) make, renew or otherwise modify any Loan or Loans (except for any Loan or Loans duly approved prior to the date hereof) if immediately after making a Loan or Loans, such Person would be directly indebted to Anchor or any Subsidiary in an aggregate amount in excess of $5,000,000; (iii) make, renew or otherwise modify any Loan or Loans (except for any Loan or Loans duly approved prior to the date hereof) in an aggregate amount in excess of $417,000 and less than $750,000 secured by an owner-occupied 1-4 single-family residence that does not conform with secondary market underwriting standards; (iv) make, renew or otherwise modify any Loan or Loans (except for any Loan or Loans duly approved prior to the date hereof) secured by an owner-occupied 1-4 single-family residence with a principal balance equal to or greater than $750,000; or (v) make, renew or otherwise modify any Loan (except for any Loan duly approved prior to the date hereof) in an aggregate amount in excess of $1,000,000 which does not conform with AnchorBank’s Credit Policy Manual and exceeds 120 days to maturity;

(t) make, or commit to make, any capital expenditures in excess of $2,500,000 in the aggregate;

(u) other than in the ordinary course of business consistent with past practice, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;

(v) materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

(w) amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits;

(x) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Anchor or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or

(y) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 Old National Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Old National Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law or a Regulatory Agency, Old National shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Anchor (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend the Old National Articles or Old National Bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Anchor Common Stock or adversely affect the holders of Anchor Common Stock relative to other holders of Old National Common Stock;

(b) take any action that is intended or reasonably expected to prevent, impede, impact or delay the ability of the parties to obtain any of the Requisite Regulatory Approvals;

(c) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from being treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; or

(d) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

5.4 Tax-free Reorganization. Officers of Old National and Anchor shall execute and deliver to Skadden, Arps, Slate, Meagher & Flom LLP and to Krieg Devault LLP, respectively, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including the effective date of the Proxy Statement and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Merger.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Old National and Anchor shall promptly prepare and file with the SEC, no later than thirty (30) business days after the date of this Agreement, the Proxy Statement, and Old National shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Old National and Anchor shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Anchor shall thereafter mail or deliver the Proxy Statement to its shareholders. Old National shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Anchor shall furnish all information concerning Anchor and the holders of Anchor Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than twenty (20) business days after the date of this Agreement, Old National and Anchor shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals. Old National and Anchor shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals). Old National and Anchor shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Anchor or Old National, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the foregoing, each of Old National and Anchor shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of Old National, Anchor and their respective Subsidiaries. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Old National or its Subsidiaries to take, or agree to take, any actions specified in this Section 6.1 that, individually or in the aggregate, would reasonably be expected to have a material and adverse effect on Old National and its Subsidiaries, taken as a whole or Anchor and its Subsidiaries, taken as a whole, or reduce the benefits of the transactions contemplated hereby to such a degree that Old National would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof (a “Materially Burdensome Regulatory Condition”).

(d) Old National and Anchor shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Old National, Anchor or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Old National and Anchor agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, is filed or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date it is filed with the SEC, at the date of mailing to shareholders and at the time of Anchor’s meeting of its shareholders to consider and vote upon approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Old National and Anchor further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement.

(e) Old National and Anchor shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be delayed.

6.2 Securityholder Litigation. Each party shall notify the other party hereto in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of either party, threatened in writing, against it and/or the members of its Board of Directors (any such litigation and/or the executive officers or members of the Board of Directors of a party (a “Transaction Litigation”)), and shall keep the other party reasonably informed with respect to the status thereof. Each party shall give the other party the opportunity to participate in the defense or settlement of any Transaction Litigation, and, except to the extent required by applicable Law, neither party shall settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed).

6.3 Access to Information.

(a) Upon reasonable notice and subject to applicable laws, each of Old National and Anchor, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, each of Old National and Anchor shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither Old National nor Anchor nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Old National’s or Anchor’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Old National and Anchor shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.3(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated October 28, 2015, between Old National and Anchor (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.4 Anchor Shareholder Approval.

(a) Anchor shall take, in accordance with applicable law and the Anchor Certificate and Anchor Bylaws, all action necessary to convene a meeting of its shareholders (the “Anchor Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Anchor Vote required in connection with this Agreement and the Merger, and upon other matters of the type customarily brought before an annual or special meeting of shareholders to adopt a merger agreement. The Board of Directors of Anchor shall use its reasonable best efforts to obtain from the shareholders of Anchor the Requisite Anchor Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby. However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Anchor, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, the Board of Directors of Anchor may submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Anchor may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors of Anchor may not take any actions under this sentence unless (i) it gives Old National at least two (2) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of Anchor in response to an Acquisition Proposal, the latest material terms and conditions of, and, to the extent permitted, the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors of Anchor takes into account any amendment or modification to this Agreement proposed by Old National and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement.

(b) Anchor shall adjourn or postpone the Anchor Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Anchor Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Anchor has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Anchor Vote; provided, that Anchor shall not be required to adjourn or postpone the Anchor Meeting more than one time pursuant to this first sentence of Section 6.4(b). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Anchor Meeting shall be convened and this Agreement shall be submitted to the shareholders of Anchor at the Anchor Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Anchor of such obligation.

6.5 Legal Conditions to Merger. Subject in all respects to Section 6.1 and Section 6.4 of this Agreement, each of Old National and Anchor shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Anchor or Old National or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.6 Stock Exchange Listing. Old National shall cause the shares of Old National Common Stock to be issued in the Merger to be approved for listing on the Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

6.7 Employee Benefit Plans.

(a) Old National shall, and shall cause the Surviving Corporation to, give those individuals who are employed by Anchor or its Subsidiaries immediately prior to the Effective Time and who continue as employees of Old National or Old National Subsidiary (each such employee, a “Continuing Employee”) full credit for purposes of eligibility, vesting and determination of level of benefits under any employee benefit plans or arrangements that such employees may be eligible to participate in after the Closing Date for such Continuing Employee’s service with Anchor or its Subsidiaries to the same extent recognized by Anchor or its Subsidiaries immediately prior to the Effective Time.

(b) During the period commencing at the Effective Time, Old National shall cause the Surviving Corporation to provide each Continuing Employee, substantially the same compensation and employee benefits on substantially the same terms and conditions as the Old National offers to similarly situated officers and employees of Old National.

(c) For each Continuing Employee, Old National shall or shall cause the Surviving Corporation to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any Old National benefit plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Anchor Benefit Plan, (ii) use commercially reasonable efforts to provide each such Continuing Employee and their eligible dependents with credit for any co-payments or co-insurance and deductibles paid prior to the Effective Time under a Anchor Benefit Plan (to the same extent that such credit was given under the analogous Anchor Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment, co-insurance or maximum out-of-pocket requirements and (iii) recognize all service of such employees with Anchor and its Subsidiaries for all purposes in any Old National benefit plan to the same extent that such service was taken into account under the analogous Anchor Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(d) Old National agrees to cause the Surviving Corporation to assume and honor all Anchor Benefit Plans, provided that nothing in this Agreement shall prohibit an amendment to or termination of the Anchor Benefit Plans in accordance with their terms as of the date hereof.

(e) Effective as of immediately prior to, and contingent upon, the Closing Date, AnchorBank shall adopt such resolutions and/or amendments to terminate the AnchorBank 401k Plan (“Bank 401(k) Plan”). AnchorBank shall provide Old National with a copy of the resolutions and/or plan amendments evidencing that the Bank 401(k) Plan will have been terminated in accordance with its terms. Prior to the Effective Time and thereafter (as applicable), AnchorBank and Old National shall take any and all action as may be required, including amendments to the Bank 401(k) Plan and/or the tax–qualified defined contribution retirement plan designated by Old National (the “Old National KSOP”) to (i) permit each

Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in an amount equal to the full account balance distributed to such Continuing Employee from the Bank 401(k) Plan to the Old National KSOP, and (ii) obtain from the IRS a favorable determination letter on termination for the Bank 401(k) Plan. Each Continuing Employee who is a participant in the Bank 401(k) Plan as of immediately prior to the Closing Date shall become a participant in the Old National KSOP as of the Closing Date (giving effect to the service crediting provisions of Section 6.7(a)). However, nothing in this Section 6.7(e) shall prohibit Anchor from making, in a manner consistent with Anchor’s past custom or practice, a discretionary matching contribution to the Bank 401(k) Plan with respect to participant elective deferrals made prior to the Effective Time.

(f) If requested by Old National in writing within 30 business days prior to the Effective Time and to the extent permitted under the applicable Anchor Benefit Plan, effective as of, and contingent upon, the Closing Date, Anchor and its Subsidiaries shall adopt such resolutions and/or amendments to terminate each Anchor Benefit Plan requested by Old National to be terminated (each, a “Terminated Benefit Plan”). Anchor and its Subsidiaries shall provide Old National with a copy of the resolutions and/or plan amendments evidencing that each Terminated Benefit Plan has been terminated. All fully insured welfare benefits (such as health, dental/vision, life/AD&D, LTD), and Section 125 of the Code, or “cafeteria,” plans currently sponsored by Anchor and its Subsidiaries shall continue as separate plans after the Effective Time, until such time as Old National determines, in its sole discretion, that it will terminate any or all of such plans unless Anchor or its Subsidiaries terminates its Section 125 of the Code or “cafeteria” plan prior to the Effective Time.

(g) Immediately on or prior to the Effective Time, Anchor or any Anchor Subsidiary shall, subject to the occurrence of the Effective Time, terminate all annual incentive and/or bonus plans, and the accrued benefits as of the Closing Date shall be paid in a lump sum on or prior to the Effective Time on a pro rata basis for the portion of the plan year completed before the Effective Time, based on the greater of actual performance through the Effective Time and the target level of performance, except that any annual incentive and/or bonus plans based upon production shall be paid at actual performance; provided, however, to the extent a participant has in effect an employment, retention, change of control, severance or similar agreement with Anchor or any Anchor Subsidiary or is subject to a policy that provides for a more favorable result to such participant, such agreement or policy shall control.

(h) Those employees of Anchor or any Subsidiary as of the Effective Time whom Old National or its Subsidiaries elect not to employ after the Effective Time or who are terminated within 12 months from the Effective Time due to Involuntary Termination (“Separated Employees”) shall be entitled to severance benefits equal to not less than: (i) 1 week of annual base pay for each year of service with a minimum of 5 weeks of annual base pay and a maximum of 26 weeks of annual base pay for those employees with an annual base pay of $55,100 or less; (ii) 1.25 weeks of annual base pay for each year of service with a minimum of 8 weeks of annual base pay and a maximum of 32 weeks of annual base pay for those employees with an annual base pay of $55,101 to $94,499; or (iii) 1.5 weeks of annual base pay for each year of service with a minimum of 12 weeks of annual base pay and a maximum of 39 weeks of annual base pay for those employees with an annual base pay of $94,500 or more. For the purpose of this subsection Involuntary Termination includes a termination by an employee whose (1) annual base salary is reduced, below the employee’s base salary immediately prior to the Effective Time, (2) total compensation opportunity is not at least ninety percent (90%) of his or her total compensation opportunity immediately prior to the Effective Time, or (3) primary work location is increased by more than twenty (20) miles. Any severance payment under this subsection will be subject to and conditioned upon the Separated Employee’s execution of a severance agreement, in a form customarily used by Old National for its employees generally, that includes a full release of all federal and state law claims against Anchor or any Subsidiary and against Old National or any of its Subsidiaries arising out of the Separated Employee’s employment, including any claims based on discrimination. In addition, in order to receive any severance payments under this subsection, a Separated Employee must work until the termination date specified by Old National or any of its Subsidiaries. A year of service will be determined based on each Separated Employees’ employment anniversary date and will include service with Anchor or its Subsidiaries and Anchor or its Subsidiaries. Credit will be given for partial years of service by rounding up a Separated Employee with a fractional year of service of six months of service or more to the next full year and rounding down any Separated Employee with a fractional year of service that is less than six months of service. For example, a Separated Employee with ten years and 7 months of service will be credited with eleven years of service for purposes of determining his or her severance pay. A Separated Employee with ten years and 4 months of service will be credited with ten years of service for purposes of determining his or her severance pay. Effective as of the day following the day which is twelve months after the Effective Time, all Continuing Employees will be subject to the severance policies, if any, of Old National in effect at their time of termination without regard to this Section 6.7(h). Nothing in this Section 6.7(h) shall be deemed to limit or modify Old National’s at-will employment policy.

(i) At the Effective Time, Anchor and its Subsidiaries PTO policy shall terminate and all Continuing Employees shall be subject to Old National’s vacation and sick time policies. Notwithstanding the foregoing, all accrued and unpaid PTO time of Continuing Employees at the Effective Time, up to but not beyond one hundred sixty (160) hours per Continuing Employee for sick time, and 232 hours for vacation time, not to exceed a total of 392 hour (as adjusted in good faith by the parties to reflect the Closing Date), shall be carried over to Old National’s vacation and sick time policies.

(j) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Anchor or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Anchor, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Anchor, Old National or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Anchor or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Anchor Benefit Plan, Old National benefit plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Anchor Benefit Plan, Old National benefit plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Anchor or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.8 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six (6) years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of Anchor and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Anchor Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of Anchor or any of its Subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated by this Agreement; and Old National and the Surviving Corporation shall also advance expenses as incurred by such Anchor Indemnified Party to the fullest extent permitted by applicable law; provided that the Anchor Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Anchor Indemnified Party is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Anchor (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Anchor or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the aggregate annual premium paid as of the date hereof by Anchor for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Anchor, in consultation with Old National, may (and at the request of Old National, Anchor shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under Anchor’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The provisions of this Section 6.8 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each Anchor Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns shall consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.8.

(d) The obligations of the Surviving Corporation, Old National and Anchor under this Section 6.8 shall not be terminated or modified in a manner so as to adversely affect any Anchor Indemnified Party or any other person entitled to the benefit of this Section 6.8 without the prior written consent of the affected Anchor Indemnified Party.

6.9 Advice of Changes. Old National and Anchor shall each promptly advise the other party of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying fact, change, event or circumstance would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.10 Acquisition Proposals.

(a) Anchor shall not, and shall cause its Subsidiaries and cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal; provided, that, prior to the receipt of the Requisite Anchor Vote, in the event Anchor receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would be more likely than not to to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Anchor shall have provided such information to Old National, and shall have entered into a confidentiality agreement with such third party on terms no less favorable than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Anchor. Anchor will, and will cause its Subsidiaries and the Representatives of Anchor and its Subsidiaries to, (A) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Old National with respect to any Acquisition Proposal, (B) request and confirm the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement with respect to any Acquisition Proposal, and shall enforce the provisions of any such agreement. Anchor will promptly (and in any event within twenty-four (24) hours) advise Old National following receipt of any Acquisition Proposal or any inquiry which would reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of such inquiry or Acquisition Proposal), and will promptly (and in any event within twenty-four (24) hours) advise Old National of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Unless this Agreement has been terminated in accordance with its terms, Anchor shall not, and shall cause its Subsidiaries and cause its and their officers, directors, agents, advisors and representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.10(a)) relating to any Acquisition Proposal. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Anchor and its Subsidiaries or 25% or more of any class of equity or voting securities of Anchor or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Anchor, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Anchor or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Anchor, or (iii) a merger, consolidation, share exchange or other business combination involving Anchor or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Anchor.

(b) Nothing contained in this Agreement shall prevent Anchor or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.11 Public Announcements. Anchor and Old National shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by (i) applicable law or regulation, (ii) a request by a Governmental Entity or (iii) an obligation pursuant to any listing agreement with or rules of any securities exchange or as permitted by this Agreement, Anchor and Old National agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.12 Takeover Statutes. Neither Old National nor Anchor shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of Old National and Anchor shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Old National and Anchor will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.13 Exemption from Liability Under Section 16(b). Anchor and Old National agree that, in order to most effectively compensate and retain those officers and directors of Anchor subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Anchor Insiders”), both prior to and after the Effective Time, it is desirable that Anchor Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Anchor Common Stock and Anchor Restricted Stock Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.13. The Board of Directors of Old National and of Anchor, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall promptly, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any dispositions of Anchor Common Stock or Anchor Restricted Stock Awards and (ii) any acquisitions of Old National Common Stock and/or equity awards of Old National by any Anchor Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case, pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.14 Environmental.

(a) If requested by Old National, Anchor will reasonably cooperate with an environmental consulting firm designated by Old National in connection with the conduct by such firm of a phase one and/or phase two environmental investigation on all real property owned or leased by Anchor or any of its Subsidiaries as of the date of this Agreement, and any real property acquired or leased by Anchor or any of its Subsidiaries after the date of this Agreement. Old National shall be responsible for the costs of the phase ones and, if phase twos are determined to be advisable by the environmental consulting firm, Anchor and Old National shall each be responsible for 50% of the costs of the phase twos.

(b) If the environmental consultant’s good faith estimate, based upon the results of the environmental studies and other diligence conducted by the environmental consultant, of the dollar amount, if any, that Anchor and its Subsidiaries would be required to expend under applicable Environmental Laws for cleanup, remediation and penalties relating to pollutants, contaminants, wastes, toxic substances, petroleum products and any other materials regulated under the Environmental Laws with respect to Anchor or its Subsidiaries owned or leased real property or any adjoining properties (calculated on an after-tax basis, the “Environmental Costs”), is in excess of $12,000,000, then Old National shall have the right to terminate this Agreement pursuant to Section 8.1(e), which termination shall be Old National’s sole remedy if Old National elects to terminate pursuant to Section 8.1(e).

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been adopted by the shareholders of Anchor by the Requisite Anchor Vote.

(b) Stock Exchange Listing. The shares of Old National Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the Stock Exchange, subject to official notice of issuance.

(c) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger, shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or the Bank Merger.

(e) Regulatory Approvals. (i) All regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board, the FDIC, the OCC and, if required by the HSR Act, under the HSR Act, of the transactions contemplated by this Agreement, including the Merger and the Bank Merger and (y) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, except for such approvals as would not be material to Anchor or the Surviving Corporation, or any other approvals the failure of which to be obtained would reasonably be likely to have, individually, or in the aggregate, a Material Adverse Effect on Anchor or the Surviving Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”), and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.2 Conditions to Obligations of Old National. The obligation of Old National to effect the Merger is also subject to the satisfaction, or waiver by Old National, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Anchor set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided that no representation or warranty of Anchor, except for Section 3.2(a) hereof (other than such failures to be true and correct as are de minimis), shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of Anchor, has had or would result in a Material Adverse Effect on Anchor. Old National shall have received a certificate signed on behalf of Anchor by the Chief Executive Officer and any Executive Vice President of Old National of Anchor to the foregoing effect.

(b) Performance of Obligations of Anchor. Anchor shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Old National shall have received a certificate signed on behalf of Anchor by the Chief Executive Officer and the Chief Financial Officer of Anchor to the foregoing effect.

(c) Federal Tax Opinion. Old National shall have received the opinion of Krieg DeVault LLP, in form and substance reasonably satisfactory to Old National, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Old National and Anchor, reasonably satisfactory in form and substance to such counsel.

(d) 280G Opinion. Old National shall have received, at its expense, a letter of tax advice from a certified public accounting firm or compensation consultants reasonably satisfactory to Old National and in a form reasonably satisfactory to Old National to the effect that any amounts that are paid by Anchor before the Effective Time, or required under Anchor’s Plans or this Agreement to be paid at or after the Effective Time, to persons who are disqualified individuals in respect of Anchor, its Subsidiaries or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code.

(e) Anchor Consolidated Shareholders’ Equity. As of the end of the month prior to the Effective Time, the Anchor Consolidated Shareholders’ Equity (as such term is defined below), shall not be less than $360,797,000. “Anchor Consolidated Shareholders’ Equity” shall be the consolidated shareholders’ equity of Anchor, disregarding any costs or expenses of Anchor or its Subsidiaries arising out of or relating to the Merger or the transactions contemplated by this Agreement, less the net accumulated other comprehensive income/(loss) as of the end of the month prior to the Closing, determined in accordance with GAAP. Old National shall have received a certificate signed on behalf of Anchor by the Chief Executive

Officer and the Chief Financial Officer of Anchor certifying the Anchor Consolidated Shareholders’ Equity.

(f) FIRPTA Certificate. Anchor shall have delivered to Old National a duly executed certificate, in form and substance as prescribed by Treasury regulations promulgated under Section 1445 of the Code, stating that Anchor is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

(g) Dissenting Shares. Dissenting Shares shall represent not more than ten percent (10%) of the outstanding Anchor Common Stock.

7.3 Conditions to Obligations of Anchor. The obligation of Anchor to effect the Merger is also subject to the satisfaction or waiver by Anchor at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Old National set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided that no representation or warranty of Old National, except for Section 4.2(a) hereof (other than such failures to be true and correct as are de minimis), shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of Old National, has had or would result in a Material Adverse Effect on Old National. Anchor shall have received a certificate signed on behalf of Old National by the Chief Executive Officer and any Executive Vice President of Old National to the foregoing effect.

(b) Performance of Obligations of Old National. Old National shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Anchor shall have received a certificate signed on behalf of Old National by the Chief Executive Officer and any Executive Vice President of Old National to the foregoing effect.

(c) Federal Tax Opinion. Anchor shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to Anchor, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Old National and Anchor, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of Anchor:

(a) by mutual consent of Old National and Anchor in a written instrument;

(b) by either Old National or Anchor if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either Old National or Anchor if the Merger shall not have been consummated on or before the date that is nine (9) months following the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, provided, however, that Old National may extend the Termination Date by three (3) months (the “Extension Period”) if (x) on the date that is nine (9) months following the date of this Agreement all of the conditions in Article VII have been satisfied or waived except for the conditions in Section 7.1(e)(i) and (y) Old National, in good faith, reasonably believes that the conditions in Section 7.1(e)(i) will be satisfied prior to the expiration of the Extension Period and Old National delivers to Anchor a certificate signed on behalf of Old National by the Chief Executive Officer and any Executive Vice President of Old National to the foregoing effect;

(d) by either Old National or Anchor (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Anchor, in the case of a termination by Old National, or Old National, in the case of a termination by Anchor, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Old National, or Section 7.3, in the case of a termination by Anchor, and which is not cured by the earlier of the Termination Date and the date that is 45 days following written notice to Anchor, in the case of a termination by Old National, or Old National, in the case of a termination by Anchor, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by Old National, if it elects to exercise its right to terminate pursuant to Section 6.14.

(f) by Old National, if (i) prior to such time as the Requisite Anchor Vote is obtained, Anchor or the Board of Directors of Anchor (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws, modifies, or qualifies (or discloses its intention to withdraw, modify or qualify) its recommendation as contemplated by Section 6.4(a) in a manner adverse to Old National, or fails to reaffirm such recommendation within two (2) business days after Old National requests in writing that such action be taken, or recommends to its shareholders an Acquisition Proposal other than the Merger, (B) recommended or endorsed an Acquisition Proposal, or (C) breaches its obligations under Section 6.4 or 6.10 in any material respect or (ii) a tender offer or exchange offer for outstanding shares of Anchor Common Stock is commenced or publicly disclosed (other than by Old National or a Subsidiary thereof), and the Board of Directors of Anchor recommends that the shareholders of Anchor tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act; or

(g) by Anchor, if both of the following conditions are satisfied at any time during the five (5) day period commencing on the Determination Date, such termination to be effective on the tenth (10th) day following the Determination Date: (i) the Old National Market Value on the Determination Date is less than $10.67 and (ii) the number obtained by dividing the Old National Market Value on the Determination Date by the Initial Old National Market Value shall be less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price minus 0.20; subject, however, to the following three sentences. If Anchor elects to exercise its termination right pursuant to this Section 8.1(g), it shall give prompt written notice thereof to Old National. During the five (5) business day period commencing with its receipt of such notice, Old National shall have the option to increase the Exchange Ratio to equal the lesser of (x) a quotient, the numerator of which is equal to the product of the Initial Old National Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.20 and the denominator of which is equal to the Old National Market Value on the Determination Date; or (y) the quotient determined by dividing the Initial Old National Market Value by the Old National Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80. If within such five business day period, Old National delivers written notice to Anchor that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies Anchor of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.1(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified). For purposes of clarification, the adjustments to the Exchange Ratio contemplated by Section 1.5 of this Agreement shall be calculated and applied subsequent to any adjustment to the Exchange Ratio pursuant to this Section 8.1(g). If Old National or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.1(g).

For purposes of this Agreement, the following terms shall have the following meanings:

(i) The “Determination Date” means the first date on which all Requisite Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).

(ii) The “Final Index Price” means the average of the daily closing value of the Index, for the five consecutive trading days immediately preceding the Determination Date.

(iii) The “Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the NASDAQ Bank Index.

(iv) The “Index Ratio” means the Final Index Price divided by the Initial Index Price.

(v) The “Initial Index Price” means the closing value of the Index on the date of this Agreement.

(vi) The “Initial Old National Market Value” means, $13.34, adjusted as indicated in the last sentence of Section 8.1(g).

(vii) The “Old National Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of Old National Common Stock as reported on the Stock Exchange for the ten (10) consecutive trading days immediately preceding such specified date.

(h) By Old National or Anchor, if Anchor shall have failed to obtain the Requisite Anchor Vote at the duly convened Anchor Meeting or at any adjournment thereof at which a vote on the adoption of this Agreement was taken.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Old National or Anchor as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Old National, Anchor, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 3.3(a), 3.7, 4.3(a), 4.7, 6.3(b) and this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Old National nor Anchor shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement (which shall include the loss to shareholders of the economic benefits of the Merger, including in the case of Anchor, the loss of the premium offered to the shareholders of Anchor).

(b) (i) In the event that after the date of this Agreement a bona fide Acquisition Proposal shall have been made known to senior management or the Board of Directors of Anchor or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Anchor and (x) (A) thereafter this Agreement is terminated by either Old National or Anchor pursuant to Section 8.1(c) without the Requisite Anchor Vote having been obtained or any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken or (B) thereafter this Agreement is terminated by Old National pursuant to Section 8.1(d), and (y) prior to the date that is twelve (12) months after the date of such termination, Anchor enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Anchor shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Old National, by wire transfer of same day funds, a fee equal to $15,000,000 plus all of Old National’s actual and reasonably documented out of pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Old National and its Subsidiaries on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “Old National Expenses”) (the $15,000,000 and the Old National Expenses, collectively referred to as the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii) In the event that this Agreement is terminated by Old National pursuant to Section 8.1(d) or Section 8.1(f), then Anchor shall pay Old National, by wire transfer of same day funds, the Termination Fee on the business day following the date of termination.

(iii) In the event that this Agreement is terminated by Old National or Anchor pursuant to Section 8.1(h) then Anchor shall pay Old National, by wire transfer of same day funds, the Old National Expenses on the business day following the date of termination

(c) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s willful and material breach of any provision of the Agreement, the maximum aggregate amount of fees payable by Anchor under this Section 8.2 shall be equal to the Termination Fee.

(d) Each of Old National and Anchor acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Anchor fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Old National commences a suit which results in a judgment against Anchor for the Termination Fee or any portion thereof, Anchor shall pay the costs and expenses of Old National (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Anchor fails to pay the amounts payable pursuant to this Section 8.2, then Anchor shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by Anchor pursuant to Section 8.2(b) constitute liquidated damages and not a penalty, and, except in the case of fraud or willful misconduct, shall be the sole monetary remedy of Old National in the event of a termination of this Agreement specified in such section.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Closing, except for Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Closing.

9.2 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Anchor; provided, however, that after the adoption of this Agreement by the shareholders of Anchor, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

9.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the shareholders of Anchor, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4 Expenses. Except (i) with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Old National and Anchor, (ii) with respect to costs and expenses of all filing and other fees in connection with any filing under the HSR Act, which shall be borne by Old National and (iii) as otherwise provided in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by email so long as such email states it is a notice delivered pursuant to this Section 9.5 and a duplicate copy of such email is promptly given by one of the other methods described in this Section 9.5, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

	(a)	if to Anchor, to:

Anchor BanCorp Wisconsin Inc.
25 West Main Street
Madison, WI 53703
		Attention:	Chris M. Bauer
		Facsimile:	(608) 252-8783
		Email:	cbauer@anchorbank.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
		Attention:	Sven G. Mickisch
		Facsimile:	(917) 777-3554
		Email:	Sven.Mickisch@skadden.com

and

	(b)	if to Old National, to:

Old National Bancorp
One Main Street
Evansville, IN 47708
		Attention:	Robert G. Jones
		Facsimile:	(812) 468-0399
		Email:	bob.jones@oldnational.com

With a copy (which shall not constitute notice) to:

Krieg DeVault LLP
One Indiana Square, Suite 2800
Indianapolis, IN 46204
Attention:	Michael J. Messaglia
Facsimile:	(317) 636-4341
Email:	mmessaglia@kdlegal.com

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Anchor means the actual knowledge of any of the executive officers of Anchor, and the “knowledge” of Old National means the actual knowledge of any of the executive officers of Old National. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Madison, Wisconsin or New York, New York are authorized by law or executive order to be closed, (ii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The Anchor Disclosure Schedule and the Old National Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.7 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Indiana, without regard to any applicable conflicts of law.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware if brought by Old National, or the State of Indiana if brought by Anchor (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, which is intended to benefit each Anchor Indemnified Party and his or her heir and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

OLD NATIONAL BANCORP

By:	/s/ Robert G. Jones
Robert G. Jones, President and
Chief Executive Officer

ANCHOR BANCORP WISCONSIN INC.

By:	/s/ Chris M. Bauer
Chris M. Bauer, President and
Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

VOTING AGREEMENT

This Voting Agreement, dated as of January 11, 2016 (this “Voting Agreement”), is entered into by and among Old National Bancorp, an Indiana Corporation (“Old National”), and each of the undersigned directors of Anchor BanCorp Wisconsin Inc. (“Holding Company”). Each of the undersigned directors hereby agrees in his or her individual capacity as a shareholder to vote his or her shares of Holding Company Common Stock that are registered in his or her personal name (and agrees to use his or her reasonable efforts to cause all additional shares of Holding Company Common Stock owned (i) jointly by him or her with any other person or (ii) by his or her spouse and over which he or she has voting influence or control to be voted) in favor of the Agreement and Plan of Merger by and between Old National and Holding Company, dated January 11, 2016 (the “Agreement”). In addition, each of the undersigned directors hereby agrees not to make any transfers of such shares of Holding Company with the purpose of avoiding his or her agreements set forth in the preceding sentence and agrees to cause any transferee of such shares to abide by the terms of this Voting Agreement. Each of the undersigned is entering into this Voting Agreement solely in his or her capacity as an individual shareholder and, notwithstanding anything to the contrary in this Voting Agreement, nothing in this Voting Agreement is intended or shall be construed to require any of the undersigned, in his or her capacity as a director of Holding Company, to act or fail to act in accordance with his or her fiduciary duties in such director capacity. Furthermore, none of the undersigned makes any agreement or understanding herein in his or her capacity as a director of Holding Company. Notwithstanding any contrary provision herein, this Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earliest of (a) the consummation of the Merger (as defined in the Agreement); (b) the termination of the Agreement in accordance with its terms; (c) the taking of such action whereby a majority of the Board of Directors of Holding Company, in accordance with the terms and conditions of Sections 6.4 and 6.10 of the Agreement, withdraws its favorable recommendation of the Agreement to its shareholders; or (d) the adoption of the Agreement by the shareholders of Holding Company. This Voting Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.